UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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FRONT YARD RESIDENTIAL CORPORATION
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April 24, 2018

Dear Fellow Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2018 Annual Meeting of Stockholders of Front Yard Residential Corporation, a Maryland corporation (the “Company”), which will be held at the Buccaneer Hotel, located at 5007 Estate Shoys, Christiansted, United States Virgin Islands 00820 on Tuesday, May 22, 2018, at 8:30 a.m., Atlantic Standard Time. The matters to be considered by stockholders at the 2018 Annual Meeting of Stockholders are described in detail in the accompanying materials.

It is very important that you be represented at the 2018 Annual Meeting of Stockholders regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to vote your proxy in one of the manners described in the accompanying materials even if you plan to attend the 2018 Annual Meeting of Stockholders. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your support of and interest in Front Yard Residential Corporation is sincerely appreciated.

Sincerely,

David B. Reiner
Chairman of the Board of Directors

FRONT YARD RESIDENTIAL CORPORATION
c/o Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2018

NOTICE

The 2018 Annual Meeting of Stockholders of Front Yard Residential Corporation, a Maryland corporation, will be held:

Date:	Tuesday, May 22, 2018

Time:	8:30 a.m., Atlantic Standard Time

Location:	The Buccaneer Hotel
5007 Estate Shoys
Christiansted, United States Virgin Islands 00820

PURPOSE

•	To consider and vote upon the election of six (6) Directors to serve until the 2019 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018;

•	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement; and

•	To transact such other business as may properly come before the 2018 Annual Meeting of Stockholders and any postponement or adjournment thereof.
PROCEDURES

•
Our Board of Directors has fixed the close of business on April 18, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the 2018 Annual Meeting of Stockholders.

•	Only stockholders of record at the close of business on the record date will be entitled to receive notice of and vote at the 2018 Annual Meeting of Stockholders.

•
The proxy statement for our 2018 Annual Meeting of Stockholders and our Annual Report to Stockholders were made available on or about April 24, 2018 on our website under Shareholders-Investor Relations-Financial Information at http://ir.frontyardresidential.com/financial-information. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement at http://www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 12 digit Control Number found on your Beneficial Notice Card or on your Proxy Card.

By Order of the Board of Directors,
Michael G. Lubin
Corporate Secretary

April 24, 2018
Christiansted, United States Virgin Islands

FRONT YARD RESIDENTIAL CORPORATION
PROXY STATEMENT
2018 ANNUAL MEETING OF STOCKHOLDERS

General Information

We have made this proxy statement (“Proxy Statement”) available to you on or about April 24, 2018 as a holder of common stock of Front Yard Residential Corporation, a Maryland corporation (“we,” “our,” “Front Yard” or the “Company”) because our Board of Directors is soliciting your proxy to be exercised at the Annual Meeting of Stockholders and at any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting of Stockholders will be held at the Buccaneer Hotel, located at 5007 Estate Shoys, Christiansted, United States Virgin Islands 00820 on Tuesday, May 22, 2018, at 8:30 a.m., Atlantic Standard Time for the purposes listed in the Notice of Annual Meeting of Stockholders.

At the Annual Meeting, our stockholders will be asked to (1) consider and vote upon the election of six (6) Directors to serve until the 2019 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified, (2) the ratification of the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2018 and (3) the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

We are not aware of any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their discretion on such matters.

Proxies to be exercised at the Annual Meeting are being solicited by and on behalf of our Board of Directors primarily through the use of the mails.

Proxy Materials

On or about April 24, 2018, we mailed the proxy materials consisting of this Proxy Statement, the proxy card and our Annual Report to Stockholders (the “Annual Report”) for the year ended December 31, 2017. We also expect our proxy documents to be made available to stockholders on or about April 24, 2018 through the Shareholders link on our website at www.frontyardresidential.com or through www.proxyvote.com. Our annual report on Form 10-K for the year ended December 31, 2017 was filed with the SEC and made available on our website on March 1, 2018.

Stockholders of Record. If your shares are registered in your own name, you will receive a full set of the proxy documents in the mail. As a stockholder of record, you have the right to vote in person or to be represented by proxy at the Annual Meeting. The Company has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the proxy card.

Beneficial Stockholders. If your shares are not registered in your name, you should receive proxy materials and a voting instruction form from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Voting Procedures

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your bank or brokerage firm or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock. If your shares of common stock are held in your name, you can authorize a proxy to vote your shares in lieu of attending the Annual Meeting and voting in person. You may authorize a proxy to vote your shares over the Internet by following the instructions provided in the printed proxy materials, or if you receive printed proxy materials, you may also authorize a proxy to vote your shares by mail or telephone pursuant to instructions provided on the proxy card. If you are authorizing a proxy to vote your shares over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.

If your common stock is held in the name of your bank or brokerage firm or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy to vote your shares in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How a Proxy Works

All valid proxies received prior to the Annual Meeting will be voted in accordance with the directions on the proxies, unless such proxies have previously been revoked. If no contrary instructions are given, other than as discussed below with respect to broker “non-votes,” the shares will be voted as the Board recommends, which is as follows:

•	“FOR ALL” of the six (6) nominees to the Board listed in this Proxy Statement and on the proxy card set forth in Proposal One;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 (as set forth in Proposal Two); and

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement set forth in Proposal Three.

With regard to any other business that properly comes before the Annual Meeting, each proxy received will be voted in the discretion of the persons appointed as proxies.

How to Revoke a Proxy

You have the power to revoke your proxy at any time before it is exercised at the Annual Meeting by:

•	filing written notice with our Corporate Secretary at the following address:

Michael G. Lubin, Corporate Secretary
Front Yard Residential Corporation
c/o Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820

•	submitting a properly executed proxy bearing a later date; or

•	appearing at the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person. Attending the Annual Meeting will not, by itself, revoke a properly executed proxy.

Who May Vote

You are entitled to vote at the Annual Meeting or any postponement or adjournment thereof if you are a holder of record of our common stock at the close of business on April 18, 2018, the record date for the Annual Meeting. At the close of business on April 18, 2018, there were 53,465,035 shares of common stock issued, outstanding and able to be voted, and no other class of equity securities were outstanding. Each share of our common stock is entitled to cast one (1) vote at the Annual Meeting on all matters properly presented.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, or, with regard to the election of Directors, “WITHHOLD” votes, and broker “non-votes,” if any, will be treated as present for purposes of determining the presence of a quorum.

A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

If the shares you own are held in “street name” by a bank or brokerage firm or other nominee, your bank, brokerage firm or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank, brokerage firm or other nominee provides you. You will receive a proxy card that will tell you how to access our proxy materials and authorize a proxy to vote your shares via the Internet. It will also tell you how to request a paper or email copy of our proxy material. You should instruct your bank, brokerage firm or other nominee to vote your shares by following the voting instructions provided by your bank, brokerage firm or other nominee. Please contact your bank, brokerage firm or other nominee for further information.

Proposal One – Election of Directors: Assuming a quorum, each of the six (6) nominees for Director will be elected as Directors of the Company by a plurality of the votes cast in person or by proxy at the Annual Meeting. You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or vote “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. A properly executed proxy marked “WITHHOLD” with regard to the election of one or more Directors will not be voted with regard to the Director or Directors indicated. “Plurality” means that the six (6) individuals who receive the greatest number of votes cast “FOR” are elected as Directors. Cumulative voting in the election of Directors is not permitted.

Neither broker “non-votes” nor votes marked “WITHHOLD” will have an effect with regard to the election of any nominee.

Proposal Two - Ratification of Appointment of Independent Registered Public Accounting Firm: Assuming a quorum, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. You may vote “FOR” or “AGAINST” or “ABSTAIN” on Proposal Two.

Abstentions and broker “non-votes” will not be counted in determining the votes cast in connection with Proposal Two and will have no effect on the results of the vote on Proposal Two.

Proposal Three - Approval, on an advisory basis, of the Compensation of the Company’s Named Executive Officers, as Disclosed in the Proxy Statement: Assuming a quorum, the proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. You may vote “FOR” or “AGAINST” or “ABSTAIN” on Proposal Three.

Abstentions and broker “non-votes” will not be counted in determining the votes cast in connection with Proposal Three and will have no effect on the results of the vote on Proposal Three.

The below table summarizes the voting requirements to elect Directors and to approve the “Say-on-Pay” proposal in this Proxy Statement:

Proposal		Vote Required
1.	Election of Directors	Plurality of votes cast
2.	Ratification of Ernst & Young LLP	The affirmative vote of a majority of the votes cast
3.	Approval of executive compensation on an advisory basis	The affirmative vote of a majority of the votes cast

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR ALL” of the six (6) nominees to the Board listed in this Proxy Statement and on the proxy card set forth in Proposal One;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 (as set forth in Proposal Two); and

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement set forth in Proposal Three.

Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Costs of Solicitation

We will bear the cost of the solicitation of proxies by the Company. In addition to mail and e-mail, proxies may be solicited personally, via the Internet or by telephone or facsimile by our Directors, officers and employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies. We have hired Innisfree M&A Incorporated (“Innisfree”), 501 Madison Avenue, 20th Floor, New York, NY 10022 to assist us in the solicitation of proxies for a fee of up to $25,000 plus out-of-pocket expenses.

ELECTION OF DIRECTORS
(Proposal One)

Our Charter and Bylaws provide that that the number of our Directors will be fixed by a majority of our entire Board of Directors but may not be fewer than the minimum required under the Maryland General Corporation Law, which is one, nor more than fifteen. Currently we have six (6) members of our Board of Directors.

The six (6) nominees listed below for election as Directors at the Annual Meeting have been recommended by our Nomination/Governance Committee and nominated by our Board of Directors to serve on the Board until the 2019 Annual Meeting of Stockholders and/or until their successors are duly elected and qualified. Assuming a quorum, the six (6) nominees for Director will be elected as Directors by a plurality of the votes cast in person or by proxy at the Annual Meeting. All of the Company's nominees currently serve as our Directors. There are no arrangements or understandings between any of the Company's nominees and any other person for selection as a nominee.

If any of the Company's nominees are unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the Company's nominees would not be able or willing to serve as a Director if elected.

Nominees for Director

The following table sets forth certain information concerning our nominees for Director:

Name	Age (1)	Director Since	Audit Committee	Compensation Committee	Nomination/ Governance Committee
David B. Reiner	62	2012	X	X (2)
Michael A. Eruzione	63	2012		X	X
George G. Ellison	59	2015
Rochelle R. Dobbs (3)	56	2016	X		X (2)
Wade J. Henderson	69	2017		X	X
George W. McDowell	66	2018	X (2)	X
____________________

(1)	As of the date of this Proxy Statement.

(2)	Expected Committee Chair following the 2018 Annual Meeting of Stockholders.

(3)	Expected Chairman of the Board of Directors following the 2018 Annual Meeting of Stockholders.

The principal occupation for at least the last five (5) years and additional biographical information of each Director of the Company is set forth below.

David B. Reiner. Mr. Reiner was elected to the Board of Directors in December 2012 and became Chairman of the Board of Directors on January 16, 2015. Mr. Reiner intends to step-down as Chairman of the Board of Directors following the 2018 Annual Meeting of Stockholders. Mr. Reiner is currently a Managing Director with Regional Real Estate Investment Corporation (“RREIC”), a registered investment advisor that manages private investment funds that make opportunistic real estate investments. Prior to joining RREIC, Mr. Reiner served as a Managing Director of Grosvenor Investment Management US Inc. (“GIM”), a real estate investment fund, from 2003 to 2011. At GIM, Mr. Reiner was responsible for the development and implementation of business strategy, capital markets activities, fund and investment development, fund-raising, fund operations and investor relations. He also was a member of the Management and Investment Committees for GIM’s Investment Funds business and served on the Capital Markets Committee of Grosvenor Fund Management Ltd. Prior to that, Mr. Reiner was a Co-founder and Managing Director of Legg Mason Real Estate Investors, Inc., from 2000 until 2003, a specialty real estate lender that provided mezzanine and bridge loans to the commercial real estate industry. From December 2011 to October 2015, Mr. Reiner served on the board of directors and as chairman of the Audit Committee of Home Loan Servicing Solutions, Ltd. (“HLSS”). Prior to joining the HLSS board, he served three years on the board of directors of Ocwen Financial Corporation (“Ocwen”), where he was also a member of both the Audit Committee and the Nomination/Governance Committee. Mr. Reiner holds a Bachelor of Arts from the University of South Carolina in Columbia,

South Carolina and a Juris Doctorate from George Mason University School of Law in Fairfax, Virginia. He also completed graduate work in international affairs and economics at the Fletcher School of Law & Diplomacy at Tufts University in Medford, Massachusetts and the Johns Hopkins School of Advanced International Studies in Washington, DC.

Mr. Reiner’s real estate investment expertise, particularly with respect to capital market activities, investment strategies and funding operations, provides insight to the Board of Directors. In addition, his background in economics and public company Audit Committee experience enables him to provide guidance to the Board of Directors in overseeing the financial and accounting aspects of our operations.

Michael A. Eruzione. Mr. Eruzione was elected to our Board of Directors in December 2012. Mr. Eruzione represents major corporations as a spokesperson and as a motivational speaker and has served as the Director of Special Outreach at Boston University in Boston, Massachusetts since 1995. He previously served as the Director of Special Programs for Alumni Relations and Development. From 1984 to 1994, Mr. Eruzione worked as a sports commentator for Madison Square Garden, ABC, NBC and CBS. Mr. Eruzione was captain of the 1980 United States Olympic Hockey Team that won the gold medal in Lake Placid, NY. Mr. Eruzione holds a Bachelor of Arts from the Boston University School of Education in Boston, Massachusetts.

Mr. Eruzione’s diverse background and experience representing major corporations provides insight to the Board of Directors, particularly with respect to the development of strategic relationships.

George G. Ellison. Mr. Ellison was elected to our Board of Directors on August 25, 2015. Mr. Ellison has served as our Chief Executive Officer since June 15, 2015, as our President since March 31, 2015 and as the Chief Executive Officer of Altisource Asset Management Corporation (“AAMC”) since February 17, 2015. Prior to joining AAMC, Mr. Ellison had been employed for 19 years at Bank of America and its predecessor, NationsBank. Mr. Ellison held several roles over his career at Bank of America, most recently being the executive leading the team that managed the valuation and disposition of Bank of America’s legacy mortgage loan portfolio and a leading member of Bank of America’s Special Initiatives team that worked to resolve Bank of America’s representation and warranty litigation. Prior to his most recent roles, Mr. Ellison was Global Head of the Structured Products division within Bank of America’s Investment Banking platform. His responsibilities involved all Structured Products including RMBS, ABS, ABCP Conduit and CMBS securities, among others. Mr. Ellison holds a Bachelor of Science in Industrial Engineering from the University of Pittsburgh and a Master's of Business Administration from the Wharton School of Business.

Mr. Ellison’s extensive mortgage, real estate, structured products and transactional experience provides the Board of Directors with subject matter expertise in the markets in which the Company competes. In addition, through his position as Chief Executive Officer of AAMC and Front Yard, Mr. Ellison has acquired significant experience in our business and offers the Board of Directors insight into Company specific operational and transactional matters.

Rochelle R. Dobbs. Ms. Dobbs was appointed to our Board of Directors on December 5, 2016. Ms. Dobbs is anticipated to be appointed Chairman of the Board of Directors following the 2018 Annual Meeting of Stockholders and currently serves as Chair of the Company’s Nomination/Governance Committee and as a member of the Audit Committee. Since 2010, Ms. Dobbs has served as President of R Dobbs Partners LLC, a New York-based consulting firm focused on commercial real estate transactions, including debt restructures, distressed debt purchases, and debt/equity originations. From 2000 to 2010, Ms. Dobbs was a Managing Director and Head of Real Estate Structured Finance (US) and Head of CMBS Capital Markets at Bank of America Merrill Lynch (“BAML”), a leading financial institution. At BAML, Ms. Dobbs was involved in the building of origination and servicing platforms designed to deliver a wide range of products and services to public and private clients in the commercial real estate industry. Prior to joining BAML, from 1995 to 2000, Ms. Dobbs was a Managing Director and Head of Loan Origination at Chase Manhattan Bank where she managed a nationwide origination group for Chase’s newly created commercial mortgage backed security business. Ms. Dobbs was a member and served on the Board of Governors of Commercial Mortgage Securities Association. Ms. Dobbs holds a Bachelor of Arts - Economics from New York University in New York City.

Ms. Dobbs’ extensive mortgage, real estate, structured products and transactional experience provides the Board of Directors with subject matter expertise in the markets in which the Company competes as a result of her various leadership roles leading real estate and mortgage operations.

Wade J. Henderson. Mr. Henderson was appointed to our Board of Directors on April 24, 2017. Since 1996, Mr. Henderson has served as the President and CEO of The Leadership Conference on Civil and Human Rights and The Leadership Conference Education Fund. The Leadership Conference on Civil and Human Rights was founded in 1950 and engages in legislative advocacy on behalf of more than 200 national organizations to promote and protect the civil and human rights of all persons in the United States. The Education Fund was founded in 1969 as the education and research arm of The Leadership Conference. As CEO, Mr. Henderson has increased the size of the coalition from 170 to more than 200 member organizations and has led social justice initiatives and developed strategy on major policy priorities regarding civil and human rights on behalf of The Leadership Conference’s constituent organizations. Under his guidance, The Leadership Conference steered successful campaigns to reauthorize the Voting Rights Act; pass the Help America Vote Act, the Fair Sentencing Act, the Lilly Ledbetter Fair Pay Act, the ADA Amendments Act, the Matthew Shepard and James Byrd, Jr. Hate Crimes Prevention Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Since 1998, Mr. Henderson has also acted as the Joseph L. Rauh, Jr., Professor of Public Interest Law at the David A. Clarke School of Law, University of the District of Columbia. Prior to his role with The Leadership Conference, Mr. Henderson was the Washington Bureau director of the NAACP from 1991 to 1996, where he directed the organization’s government affairs and national legislative program. From 1982 to 1991, Mr. Henderson was the associate director of the Washington national office of the ACLU. Mr. Henderson holds a Bachelor of Arts from Howard University and a Juris Doctorate from the Rutgers University School of Law and is a member of the Bar of the U.S. Supreme Court and the District of Columbia.

Mr. Henderson’s vast experience with social justice issues, commitment to equality and experience with legislative advocacy provides the Company with valuable insight into the needs of our prospective tenants and strategies for socially responsible growth.

George Whitfield (“Whit”) McDowell. Mr. McDowell was appointed to our Board of Directors on March 29, 2018. Mr. McDowell currently serves as Chair of the Company’s Audit Committee and is a member of the Compensation Committee. In 2017, Mr. McDowell retired from his role as a Managing Director at Bank of America Merrill Lynch in Charlotte, NC, where he ran the Securitization Finance business for more than 20 years and was responsible for the Subscription Finance business at his retirement. From 1985 to 1998, Mr. McDowell served in several roles at North Carolina National Bank, prior to its merger with Bank of America, and started North Carolina National Bank's asset backed securities business in the late 1980’s and its asset backed commercial paper business in the early 1990’s. Prior to joining North Carolina National Bank, Mr. McDowell was a tax manager with Price Waterhouse and spent two years at Citibank in institutional sales on the trading floor. After undergraduate school and before business school, Mr. McDowell served as an officer in the US Navy. Mr. McDowell received a BBA in Accounting from Wake Forest University and an MBA in finance from the Wharton School of the University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Public Accountancy, serves on the Board of Advisors of the Wake Forest School of Business in Charlotte and the Board of Directors of the Cameron Kravitt Foundation, and previously served six years on each of the Board of Managers of the Dowd YMCA and the Board of Directors of the Duke Mansion and Lynwood Foundation.

Mr. McDowell’s extensive asset finance experience provides valuable insight to the Board of Directors in relation to the financing of the Company’s portfolio of single-family rental properties. In addition, his extensive accounting experience enables him to provide effective leadership of the Audit Committee and guidance to the Board of Directors in overseeing the financial reporting and accounting aspects of our business.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR RESPECTIVE EXPERIENCE, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

In the absence of other instructions, properly signed and delivered proxy cards will be voted “FOR” the election of each of these nominees.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of our stockholders. Directors are asked to attend all meetings of the Board of Directors and the meetings of committees on which they serve. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held fourteen (14) meetings in 2017. Each incumbent Director attended all of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during the year. The Board of Directors also regularly held executive sessions of the independent Directors. While we do not have a formal policy regarding Director attendance at the Annual Meeting, all of the incumbent members of our Board of Directors attended the 2017 Annual Meeting of Stockholders with the exception of Mr. McDowell, who was not a Director at the time of such meeting.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under the standards of the NYSE.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with the Company and otherwise qualify as independent under applicable SEC and NYSE rules are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NYSE rules and federal securities law. Our current Board of Directors has determined that Messrs. Eruzione, Henderson, Reiner, and McDowell and Ms. Dobbs are independent Directors. The Board of Directors also previously reached this independence determination for Mr. William P. Wall, who retired from the Board of Directors on March 26, 2018.

Board Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and its stockholders at any given time. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman of the Board of Directors is the best structure to fit our needs. Mr. Ellison is our Chief Executive Officer. Mr. Ellison is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with and under the oversight of the Board of Directors. As Chairman of the Board of Directors, Mr. Reiner leads the Board and oversees meetings of the Board of Directors and the delivery of information necessary for the Board’s informed decision-making.

Director Stock Ownership Guidelines

We recognize the importance of aligning our Board’s interests with those of our stockholders. As a result, in 2016 the Board adopted stock ownership guidelines for all of our Directors. Under these guidelines, each Director is expected to accumulate, by July 1, 2021 (or, for Directors that joined after the adoption of such guidelines, by July 1 of the fifth year following the year of becoming a Director), Company stock having a fair market value equal to five times such Director’s annual base cash retainer for acting as a Director. For purposes of these guidelines, shares held in trust or retirement accounts, deferred stock units and restricted stock units (“RSUs”) count toward the ownership guidelines. Each Director is expected to retain 100% of the net after-tax shares received upon vesting and exercise of equity incentive awards until the guidelines are satisfied.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nomination/ Governance Committee. A brief description of these committees is provided below.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered public accounting firm.

The members of the Audit Committee since December 2016 have been Mr. Wall, Ms. Dobbs and Mr. Reiner. Mr. Wall served as the Chair of the Audit Committee through his departure on March 26, 2018. Upon Mr. Wall's departure, Mr. McDowell was appointed as Chair of the Audit Committee. Upon the election of the proposed Directors, Mr. McDowell will continue to serve as Chair of the Audit Committee, and Ms. Dobbs and Mr. Reiner will continue to serve as members of the Audit Committee. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NYSE listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate and possess accounting or related financial management expertise. Our Board of Directors has also determined that each of Mr. McDowell and Mr. Reiner qualify as “audit committee financial experts” as that term is defined in SEC rules. The Audit Committee met eight (8) times in 2017.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.frontyardresidential.com and is available in print to any stockholder who requests it. On an annual basis, the Audit Committee will review and approve its charter. The Audit Committee will also evaluate its performance under its charter annually and deliver a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Audit Committee in May 2017 and is expected to be reviewed and approved in the meeting of the Audit Committee scheduled for May 2018.

Compensation Committee. The Compensation Committee of our Board of Directors oversees the compensation of our Directors. We have no employees. Our executive officers are employed by our asset manager, AAMC. Consequently, the Compensation Committee does not determine or approve the compensation of our executive officers other than the compensation paid to our dedicated General Counsel and certain awards made under the Front Yard Residential Corporation 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”).

The Compensation Committee has the authority to retain independent counsel or other advisers at our expense as the Compensation Committee deems necessary in connection with its responsibilities. The Compensation Committee may request that any of our Directors, officers or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

The members of the Compensation Committee since May 2017 have been Messrs. Reiner, Eruzione, Henderson and Wall. Mr. Wall retired from the Board of Directors on March 26, 2018 and Mr. McDowell was appointed to the Compensation Committee following Mr. Wall’s departure. Mr. Reiner has served as the Chair of the Compensation Committee since December 2012. Upon the election of the proposed Directors, Mr. Reiner will continue to serve as Chair of the Compensation Committee and Messrs. Eruzione, Henderson and McDowell will continue to serve as members of the Compensation Committee. Each member of the Compensation Committee is independent as defined by NYSE listing standards. While we have no specific qualification requirements for members of the Compensation Committee, the members of the Compensation Committee have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.frontyardresidential.com and is available in print to any stockholder who requests it. On an annual basis, the Compensation Committee will review and approve its charter. The Compensation Committee will also evaluate its performance under its charter annually and deliver a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Compensation Committee in May 2017 and is expected to be reviewed and approved in the meeting of the Compensation Committee scheduled for May 2018. The Compensation Committee met five (5) times in 2017.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and recommends to the Board of Directors a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee since December 2016 have been Ms. Dobbs and Messrs. Eruzione and Wall. Mr. Wall retired from the Board of Directors on March 26, 2018, and Mr. Henderson was appointed to the Nomination/Governance Committee following Mr. Wall’s departure. Ms. Dobbs has served as the Chair of the Nomination/Governance Committee since May 2017. Upon the election of the proposed Directors, Ms. Dobbs will continue to serve as Chair of the Nomination/Governance Committee and Messrs. Eruzione and Henderson will continue to serve as members of the Nomination/Governance Committee. Each member and prospective member of our Nomination/Governance Committee is independent as defined in NYSE listing standards. The Nomination/Governance Committee met four (4) times in 2017.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.frontyardresidential.com and is available in print to any stockholder who requests it. On an annual basis, the Nomination/Governance Committee will review and approve its charter. The Nomination/Governance Committee will also evaluate its performance under its charter annually and deliver a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The charter was last reviewed by the Nomination/Governance Committee in May 2017 and is expected to be reviewed and approved in the meeting of the Nomination/Governance Committee scheduled for May 2018.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our stockholders. In evaluating all nominees for Director, our Nomination/Governance Committee will take into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE listing standards. In addition, our Nomination/Governance Committee will take into account the Company's best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors.

The Nomination/Governance Committee will consider diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee will consider diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Directors should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company's governance and strategic needs. The Nomination/Governance Committee will periodically review the skills and attributes of Board members within the context of the current make-up of the full Board of Directors as the Nomination/Governance Committee deems appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

The Nomination/Governance Committee will periodically assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director will then be identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, legal and financial advisors, stockholders or industry sources.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this interview and evaluation, the Nomination/Governance Committee will make a recommendation to the full Board of Directors as to the persons, if any, who should be nominated by the Board of Directors. The Board of Directors will determine the nominees after considering the recommendation of the Nomination/Governance Committee. Should a stockholder recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at c/o Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines are available on our website at www.frontyardresidential.com and are available to any stockholder who requests them by writing to our Corporate Secretary at c/o Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding Front Yard, you may do so by mail addressed to our Corporate Secretary at c/o Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. All stockholder communications received in writing are distributed to our Board of Directors if addressed to the full Board or to individual Directors if addressed to them individually.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors and executive officers, including our principal executive officer. We also adopted a Code of Ethics for Senior Financial Officers that applies to our principal financial officer and principal accounting officer. Any waivers from the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or the Audit Committee and will be subsequently disclosed when required by SEC or applicable exchange rules. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.frontyardresidential.com and is available to any stockholder who requests a copy by writing to our Corporate Secretary at c/o Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC or exchange rules, will either be posted on our website at www.frontyardresidential.com or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and each of its committees are involved with the oversight of the Company’s risk management.

The Board of Directors and the Audit Committee monitor Front Yard’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.

In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors’ responsibility under the Standards of the Public Company Accounting Oversight Board (“PCAOB”), accounting policies and practices and other required communications. In addition, through regular reviews with management and, at times, certain employees of AAMC, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company’s governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring our compensation policies and related risks.

The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and our Chairman, the Board of Directors and its committees providing oversight in connection with these efforts. Our Investment Committee, which is comprised of our Chairman, our Chief Executive Officer and our Chief Financial Officer, has responsibility for assessing and managing the Company’s risk exposure with respect to transactional and counterparty risk.

BOARD OF DIRECTORS COMPENSATION

The following table discloses cash compensation received by and stock awards that vested for each non-management member of our Board of Directors who served as a Director during fiscal year 2017. Management members of our Board of Directors do not receive compensation for their service as a Director.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Rochelle R. Dobbs	$90,500	$35,332	$125,832
Michael A. Eruzione	62,857	97,726	160,583
Wade J. Henderson	40,879	5,159	46,038
David B. Reiner	149,627	97,726	247,353
William P. Wall (2)	123,185	97,726	220,911
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(1)
On July 11, 2016, Messrs. Eruzione, Reiner and Wall, being the non-management members of the Board of Directors serving as of such date, were each awarded 6,630 RSUs under the Company’s 2016 Equity Incentive Plan for their service to the Board for the period commencing July 11, 2016 to the date of the 2017 Annual Meeting of Stockholders. Ms. Dobbs received an award of 2,397 RSUs with a grant date fair value of $14.13 on April 24, 2017 for her service to the Board for the period commencing December 5, 2016 to the date of the 2017 Annual Meeting. Mr. Henderson received an award of 350 RSUs with a grant date fair value of $14.13 on April 24, 2017 for his service to the Board for the period commencing April 24, 2017 to the date of the 2017 Annual Meeting. Upon vesting, the RSUs settle for shares of common stock upon the earlier of the third anniversary of the grant date and the termination of the director's service, subject to acceleration or forfeiture. The number of RSUs awarded was determined by dividing $60,000 by a share price of $9.05, which was the closing sales price of our common stock on the New York Stock Exchange on July 11, 2016 and represents the grant date fair value calculated in accordance with FASB ASC 718. For each of these grants, the shares were issued on May 23, 2017 at a price of $14.74 per share, which was the closing sales price of our common stock on the New York Stock Exchange on such date. In addition, the RSUs vested along with dividend equivalent rights as described under “Equity Compensation” below.

(2)
Mr. Wall stepped down as a Director of Front Yard on March 26, 2018 and no longer serves on our Board of Directors. Due to Mr. Wall’s departure from the Board effective March 26, 2018, 3,495 RSUs vested for Mr. Wall on March 26, 2018 based on his partial year of service until March 26, 2018.

On May 26, 2017, Ms. Dobbs and Messrs. Eruzione, Henderson, Reiner and Wall, being the non-management members of the Board of Directors serving as of such date, were each awarded 4,196 RSUs under the Company’s 2016 Equity Incentive Plan for their service to the Board for the period commencing May 26, 2017 to the date of the 2018 Annual Meeting of Stockholders. Upon vesting, the RSUs settle for shares of common stock upon the earlier of the third anniversary of the grant date and the termination of the director's service, subject to acceleration or forfeiture. The number of RSUs awarded was determined by dividing $60,000 by a share price of $14.30, which was the closing sales price of our common stock on the New York Stock Exchange on May 26, 2017 and represents the grant date fair value calculated in accordance with FASB ASC 718.

Cash Compensation

The Company’s Director compensation plan provides the following cash compensation to our non-management Directors in quarterly installments, paid in arrears for their services for the prior quarter:

•	an annual retainer of $55,000;

•	an additional $50,000 to the Chairman of the Board of Directors;

•	an additional $12,500 to the Audit Committee chairperson;

•	an additional $7,500 to all committee chairpersons (other than the Audit Committee chairperson); and

•	an additional $5,000 to all committee members, including the committee chairperson.

In addition, the Company's Directors may receive additional compensation for service on special committees. In 2017, Mr. Wall received an additional $12,500 per annum for service on a special committee commencing in September 2016, and Messrs. Reiner and Wall and Ms. Dobbs each earned an additional $25,500 for service on a special committee.

Equity Compensation

The 2016 Equity Incentive Plan was approved at the Annual Meeting of Stockholders on June 1, 2016. The 2016 Equity Incentive Plan is described below in “Compensation Discussion and Analysis – Equity Compensation – Description of the 2016 Equity Incentive Plan.”

Our non-management Directors receive annual grants of RSUs issued under the Company’s 2016 Equity Incentive Plan. These RSUs are eligible for settlement in the number of shares of our common stock having a fair market value of $60,000 on the date of grant. “Fair Market Value” is defined under the 2016 Equity Incentive Plan as the closing price per share of our common stock in the principal market in which our common stock is traded. RSUs are expected to be granted after each annual organizational meeting of the Board of Directors, which typically follows the Annual Meeting. The RSUs vest on the earlier of the first anniversary of the date of grant and the first annual meeting of the Company's stockholders occurring immediately after the date of grant, with distribution mandatorily deferred for an additional two years thereafter (subject to earlier distribution upon the applicable Director’s separation from the Board of Directors). Our non-management Directors accumulate RSUs earned as equity compensation on a tax-deferred basis until the earlier of the third anniversary of the grant of the RSUs or the applicable Director’s separation from the Board of Directors. The awards are expected to be issued together with dividend equivalent rights. In respect of dividends paid to our stockholders prior to the vesting date, dividend equivalent rights accumulate and are paid in a lump sum in cash following the vesting date, contingent on the vesting of the underlying award. During any period thereafter when the award is vested but remains subject to settlement, dividend equivalent rights are paid in cash on the same timeline as underlying dividends are actually paid to our stockholders. The awards may, in the future, be eligible for additional deferral at the election of each non-management Director.

Other Compensation

Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Any Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board of Directors after an Annual Meeting but during the service year.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers as of April 24, 2018.

Name	Age	Position
George G. Ellison	59	Chief Executive Officer and Director
Robin N. Lowe	53	Chief Financial Officer
Stephen H. Gray	47	Chief Administrative Officer and Senior Counsel
Michael G. Lubin	42	General Counsel and Corporate Secretary
Rene Dittrich (1)	46	Chief Accounting Officer
____________________

(1)	Mr. Dittrich was appointed as Chief Accounting Officer on May 10, 2017.

The principal occupation for at least the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below. Mr. Ellison's information is provided in the section of this Proxy Statement entitled “ELECTION OF DIRECTORS (Proposal One).”

Robin N. Lowe. Mr. Lowe has served as our Chief Financial Officer since October 2014 and has also served as the Chief Financial Officer of AAMC since October 2014. He oversees all of our financial affairs, including financial reporting, treasury, tax and shareholder relations. Prior to his appointment, Mr. Lowe served as Chief Financial Officer of CitiMortgage Inc. from October 2012 to July 2014. From May 2010 to September 2012, Mr. Lowe served as Chief Financial Officer of Citibank Korea, and from October 2008 to April 2010, he served as Chief Financial Officer of Citibank’s South East Asia Pacific region. From May 1995 to September 2008, Mr. Lowe served in lead finance roles with Citibank in various countries and regions. Mr. Lowe is a Fellow of the Institute of Chartered Accountants in England and Wales of which he has been a member since 1992. He holds a Master's Degree in Classics and a Bachelor of Arts, with honors, from Oxford University.

Stephen H. Gray. Mr. Gray served as our General Counsel and Corporate Secretary from December 2012 until January 2016 when he was appointed as our Chief Administrative Officer and Senior Counsel. Mr. Gray has also served as the General Counsel and Corporate Secretary of AAMC since November 2012. Prior to joining AAMC, Mr. Gray was General Counsel and Corporate Secretary of LaBranche & Co Inc., a publicly traded financial services company in New York, New York, from May 2004 to December 2011, and was a consulting attorney for The Nielsen Company, a global information and measurement company, during 2012. From June 1998 to May 2004, Mr. Gray was a corporate and securities attorney at the law firm of Fulbright & Jaworski L.L.P. in New York, New York, specializing in, among other things, securities offerings, mergers and acquisitions and general corporate reporting for public and private companies. From January 1996 to June 1998, he was a corporate and securities attorney at the law firm of Brock, Silverstein & McAuliffe, LLC, in New York, New York. He holds a Bachelor of Arts in History from Hobart College and a Juris Doctorate from Widener University School of Law.

Michael G. Lubin. Mr. Lubin has served as our General Counsel and Corporate Secretary and has also served as Senior Vice President of AAMC since January 18, 2016. Prior to joining the Company, Mr. Lubin served as Senior Vice President and General Counsel of Home Loan Servicing Solutions, Ltd. from March 2014 to December 2015. From July 2007 to February 2014, Mr. Lubin was an attorney in the Cayman Islands office of Ogier, an international law firm, where he was part of the firm's corporate and investment funds practice groups and specialized in corporate law and the structuring, establishment and operation of hedge funds and private equity funds. From July 2005 to July 2007, Mr. Lubin was legal counsel at Bell Canada in Toronto, Ontario where he advised the company in relation to both revenue generating and procurement transactions. From September 2003 to July 2005, he was a corporate attorney at the law firm Davies Ward Phillips & Vineberg LLP, in Toronto, Ontario. He holds a Bachelor of Arts in English from Bishop's University and a Bachelor of Laws from the University of Manitoba.

Rene Dittrich. Mr. Dittrich has served as our Chief Accounting Officer and has also served as Chief Accounting Officer of AAMC since May 10, 2017. Prior to joining Front Yard, Mr. Dittrich held several positions at Credit Suisse in Zurich, Switzerland, New York, NY and Raleigh, NC over a 19-year career. Most recently, from 2011 through April 2017, Mr. Dittrich led the U.S. accounting function for Credit Suisse and also acted as the Site Lead for the finance group in Credit Suisse’s North Carolina Corporate Center. In this role, Mr. Dittrich focused on financial reporting, regulatory reporting, accounting policy and tax. Prior to 2011, Mr. Dittrich also served as, among other things, Chief Operating Officer for the Regional Controller with oversight for Credit Suisse’s locations in Brazil, Mexico, the Bahamas and Canada and as Vice President of Budgeting and Strategic Planning. Mr. Dittrich is a licensed CPA and has a Bachelor’s degree and a Master’s degree in Business from Zurich University, Switzerland.

Executive Compensation

We have no employees. Our day-to-day management functions are performed by AAMC pursuant to an asset management agreement between AAMC and us, as described more fully in “Certain Relationships and Related Party Transactions.” Pursuant to the asset management agreement, AAMC provides us with a management team, including a Chief Executive Officer, and is responsible for the compensation of the Chief Executive Officer and AAMC’s other executive officers who provide services to us. Our named executive officers are, Mr. Ellison, our Chief Executive Officer; Mr. Lowe, our Chief Financial Officer; Mr. Gray, our Chief Administrative Officer and Senior Counsel; Mr. Lubin, our General Counsel and Corporate Secretary; and Mr. Dittrich, our Chief Accounting Officer. With the exception of Mr. Lubin, our named executive officers, including our Chief Executive Officer, do not receive cash compensation from us for services rendered to us. We appointed Michael G. Lubin as our new General Counsel and Corporate Secretary effective January 18, 2016, and Mr. Lubin is the only executive officer that receives any cash compensation from us. Mr. Lubin’s compensation was determined by our Compensation Committee. Mr. Lubin is paid by a subsidiary of AAMC, but his entire compensation and benefits are reimbursed by Front Yard.

On May 26, 2017, RSUs and stock options were granted to certain employees of AAMC, including Messrs. Ellison, Lowe, Gray, Lubin and Dittrich, pursuant to the 2016 Equity Incentive Plan. We did not provide any of our named executive officers with pension benefits, perquisites or other personal benefits in 2017; however, we did reimburse AAMC for certain benefits payable to Mr. Lubin.

Compensation Discussion and Analysis

Cash Compensation

In 2017, we did not pay any cash compensation directly to any of our named executive officers with the exception of Mr. Lubin. As noted above, Mr. Lubin is paid by a subsidiary of AAMC, but his entire cash compensation and benefits are reimbursed by Front Yard.

Our named executive officers are officers of AAMC and received their cash compensation in 2017 directly from AAMC. AAMC makes decisions relating to the cash compensation of our named executive officers, other than Mr. Lubin, based on such factors as AAMC and its Compensation Committee determines are appropriate. The AAMC Compensation Committee and AAMC management have the authority to establish incentive compensation award guidelines.

The current compensation package for Mr. Lubin consists of base salary and annual incentive compensation. Mr. Lubin’s base salary is $325,000, and Mr. Lubin has a targeted annual cash incentive award that is expressed as a percentage of his annual cash total compensation of 40% to 50%. AAMC’s annual incentive-based cash compensation is structured to motivate executives, including Mr. Lubin, to achieve pre-established key performance indicators, including the corporate goals for Front Yard discussed below, by rewarding the executives for such achievement. For 2017, the Compensation Committee of Front Yard approved cash incentive compensation to Mr. Lubin of $250,000, which represented 43% of his total cash compensation for 2017.

The Company's Compensation Committee reviews the recommendation of the Chief Executive Officer with respect to Mr. Lubin’s annual incentive compensation and can determine to amend such annual incentive compensation based on such factors as it determines are appropriate, including market information and individual performance. In coming to his recommendation to the Compensation Committee regarding Mr. Lubin’s annual incentive compensation, the Chief Executive Officer also considers those elements of the AAMC corporate scorecard that are attributable to Front Yard’s performance. As Front Yard does not have any employees, it does not have its own corporate scorecard solely for Mr. Lubin.

AAMC utilizes a balanced scorecard methodology that incorporates multiple financial and non-financial performance indicators developed through its annual strategic planning process. These performance indicators typically include elements designed to enhance the performance of Front Yard and generate long-term value for Front Yard’s stockholders. In 2017, Front Yard’s Chief Executive Officer’s recommendation regarding Mr. Lubin’s annual incentive compensation included an evaluation of his individual performance and the achievement levels for the following AAMC scorecard elements: (i) the extent to which Front Yard was able to maintain its financing arrangements to ensure adequate liquidity to support Front Yard's business objectives, (ii) the growth in the number of rental homes under management at appropriate yields, (iii) the extent to which Front Yard’s stabilized rental home metrics improved, and (iv) the amount of progress that was made on sales of non-rental assets to recycle liquidity and improve Front Yard's purchasing power. For further discussion regarding the AAMC corporate scorecard and performance against goals related to Front Yard, see “Supplemental Compensation Disclosure.”

On March 31, 2015, we and our subsidiary, Front Yard Residential, L.P., entered into the current asset management agreement with AAMC (the “AMA”). As noted above, under the AMA, AAMC is responsible for the salary, benefits and other compensation of its employees who provide services to us but is entitled to reimbursement for the salary, benefits and other compensation attributable to Front Yard’s dedicated General Counsel, Mr. Lubin. For the year ended December 31, 2017, Front Yard reimbursed AAMC for an aggregate of approximately $859,401 of expenses, which consists of out-of-pocket expenses incurred by AAMC on Front Yard's behalf and the compensation of the General Counsel dedicated to Front Yard. For further discussion of the terms of the AMA, including the fees payable to AAMC, see “Business Relationships and Related Party Transactions.”

Equity Compensation

Description of the 2016 Equity Incentive Plan

The Company has adopted the 2016 Equity Incentive Plan to afford an incentive to officers, non-employee directors, employees, advisors and consultants of the Company and its affiliates (including Altisource Asset Management Corporation) to continue as officers, non-employee directors, employees, advisors or consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business.

The 2016 Equity Incentive Plan is administered by the Compensation Committee (the “Committee”). The Committee has complete, full and final authority to: designate participants; determine the types of awards to be granted; determine the terms of awards; interpret and administer the 2016 Equity Incentive Plan and any agreements and awards thereunder; prescribe forms of award; adopt, amend, suspend, waive and rescind such rules and regulations as are necessary or advisable to administer the 2016 Equity Incentive Plan; correct any defect, supply any omission, reconcile any inconsistency, resolve any ambiguity and construe and interpret the 2016 Equity Incentive Plan and rules, regulations, award agreements and other instruments and awards entered into thereunder; make all other decisions and determinations required under the 2016 Equity Incentive Plan or deemed necessary or advisable for the administration of the 2016 Equity Incentive Plan; and make filings and take actions required by appropriate state, regulatory and governmental agencies. Each award granted under the 2016 Equity Incentive Plan is, and will be, evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject.

Awards may be granted under the 2016 Equity Incentive Plan in a maximum number of 3,073,746 shares of our common stock, subject to adjustment as provided under the 2016 Equity Incentive Plan. This share reserve is reduced by the number of shares of our common stock subject to outstanding awards. If all or a portion of an award is forfeited, terminated or paid in a form other than shares of our common stock, then the shares subject to that award or portion thereof will again be available for issuance under the 2016 Equity Incentive Plan. Awards under the 2016 Equity Incentive Plan may be granted to officers, non-employee directors, employees, advisors and consultants of the Company and its affiliates.

Awards may be granted to eligible participants in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other stock-based awards. Awards may be granted alone or in tandem with other awards, or in substitution for awards in connection with certain corporate acquisitions, and may be granted with or without dividend or dividend equivalent rights. The maximum aggregate number of shares of our common stock for which any single form of award may be granted to any single participant in any single calendar year is limited to 300,000 shares. The aggregate value of all compensation paid or provided to any of our non-

employee directors (excluding any non-employee director who is an executive officer of us or one of our affiliates), under the 2016 Equity Incentive Plan or otherwise, in respect of a single calendar year is limited to $350,000.

Compensation Consultant

To further the objectives of our 2016 Equity Incentive Plan, our Compensation Committee conducted an analysis of the compensation levels of our named executive officers in conjunction with an independent compensation consultant, F.W. Cook & Co. (“F.W. Cook”). F.W. Cook provided research, data analyses, survey information and design expertise in assisting with the development of the Company’s equity compensation program. A representative of F.W. Cook attended meetings of the Compensation Committee, where guidance was provided on (i) the size of a competitive annual equity budget; (ii) competitive individual annual grant values, awards types, vesting provisions and the design of performance-based awards; and (iii) the competitiveness of total compensation opportunities for our named executive officers, based on the compensation practices of peer groups made up of both internally managed and externally managed companies of similar size and business focus to Front Yard (listed below). The Compensation Committee considered the information provided by F.W. Cook prior to making its determination regarding the equity compensation of our named executive officers.

Externally Managed Peers	Internally Managed Peers
AG Mortgage Investment Trust, Inc.	American Assets Trust
American Capital Mortgage Investment Corp.	American Homes 4 Rent
Anworth Mortgage Asset Corporation	American Residential Properties
Apollo Commercial Real Estate Finance, Inc.	Colony Starwood Homes
Arbor Realty Trust Inc.	Dynex Capital
Ares Commercial Real Estate Corporation	EdR
Blackstone Mortgage Trust, Inc.	Hannon Armstrong
CIM Commercial Trust Corporation	Investors Real Estate Trust
Colony Starwood Homes (1)	iStar
Independence Realty Trust, Inc.	Ladder Capital
Orchid Island Capital, Inc.	Monogram Residential Trust
PennyMac Mortgage Investment Trust	Post Properties
Preferred Apartment Communities, Inc.	RAIT Financial Trust
Resource Capital Corp.	Redwood Trust
Select Income REIT	Silver Bay Realty Trust
Western Asset Mortgage Capital Corporation	STORE Capital
Sun Communities
Washington REIT
______________

(1)	Market data relied upon reflected compensation practices prior to internalization.

Awards

On May 26, 2017, the Compensation Committee awarded RSUs and stock options to Messrs. Ellison, Lowe, Gray, Lubin and Dittrich, pursuant to the 2016 Equity Incentive Plan and their respective award agreements (collectively, the “NEO Equity Award Agreements”) as well as to certain other non-executive employees of AAMC. Mr. Ellison was awarded 59,441 RSUs and 267,857 stock options. Messrs. Lowe, Gray and Lubin were each awarded 12,238 RSUs and 55,147 stock options. Mr. Dittrich was awarded 10,490 RSUs. On May 26, 2017, 27,921 stock options issued to Mr. Ellison on August 9, 2016 were canceled by mutual agreement with the Company. The RSUs and stock options had a weighted average grant date fair value of $14.30 per share and $3.17 per share, respectively. The RSUs will vest in equal annual installments on each of the first three anniversaries of the grant date, subject to acceleration or forfeiture. The stock options will vest in three equal annual installments on the later of the anniversary of the option award and the date of the satisfaction of certain performance criteria, in each case, on the first, second and third anniversaries of the option award, subject to acceleration or forfeiture. The performance criteria for the option awards is satisfied on the date on which the sum of (a) the average price per share for the consecutive 20 trading-day period ending on such date plus (b) the amount of all reinvested dividends, calculated on a per-share basis from the date of grant through such date, shall equal or exceed 125% of the price per share on the date of grant (the “Performance Goal”); provided however that the Performance Goal must be attained no later than the fourth anniversary of the grant date. In the event that the Performance Goal is not attained prior to the fourth anniversary of the grant date, the stock options shall expire.

In determining the awards for our named executive officers, the Compensation Committee considered the valuable and substantial contributions they had made to our Company, the importance to us of retaining and incentivizing them and the analysis prepared by F.W. Cook comparing our compensation structure to those of companies in the industry in which Front Yard competes. Any future awards of stock options or RSUs by us under the 2016 Equity Incentive Plan will be subject to vesting requirements determined from time to time by the Compensation Committee, which may be different from or similar to the vesting requirements set forth above.

Potential Payments upon Termination or Change in Control

On May 26, 2017, the Company entered into change in control severance agreements (the “CIC Agreements”) with Messrs. Ellison, Gray, Lowe, and Lubin. Under the CIC Agreements, each executive is entitled to certain severance payments and benefits if: (i) the Company undergoes a Change in Control (as defined in the CIC Agreements) and (ii) on or within two years thereafter, the executive’s employment is terminated by the employer without Cause or by the executive for Good Reason (in each case, as defined in the CIC Agreements). If these events occur, each executive is entitled to the following severance payments and benefits: (i) an amount equal to 1.5 times the executive’s base salary (or 2.0 times the executive’s base salary in the case of Mr. Ellison); (ii) an amount equal to 1.5 times the executive’s target annual bonus amount for the year of termination (2.0 times the executive’s base salary in the case of Mr. Ellison); (iii) an amount equal to the executive’s target annual bonus for the year of termination, prorated based on the number of days of service in that year; (iv) an amount equal to 18.0 times the monthly premium (if any) paid by the executive’s employer for medical, dental and vision insurance coverage for the executive and his eligible dependents immediately prior to the termination; (v) immediate vesting of all equity and equity-based awards granted to the executive under the Company’s equity plans; (vi) an amount equal to the executive’s annual bonus (if any) earned for the prior year, to the extent not paid as of the termination date; and (vii) all rights accrued as of the termination date, including, without limitation, earned but unpaid base salary, unused vacation pay and business expense reimbursement. Such payments are subject to the executive’s execution of a general release of claims and covenant not to sue, and may be subject to offset or reduction in certain circumstances.
The CIC Agreements have an initial three-year term and renew thereafter for successive one-year terms, unless the Company notifies an executive in writing at least 90 days before an upcoming renewal date of its intention not to renew.

If the Company had undergone a Change in Control and the executive’s employment was terminated by the employer without Cause or by the executive for Good Reason (in each case as defined in the CIC Agreements) on December 31, 2017, Messrs. Ellison, Lowe, Gray and Lubin would have received the following severance payments and benefits based on their respective 2017 base salary and target annual bonus and assuming that such executive’s 2017 annual bonus had been paid and the value of the Company’s stock was $11.86 as of December 31, 2017: Mr. Ellison would have received approximately $2,282,338 in cash, RSUs with an aggregate fair value of $1,197,160 and stock options with an aggregate intrinsic value of $364,000; Mr. Lowe would have received approximately $1,711,658 in cash, RSUs with an aggregate fair value of $243,581 and stock options with an aggregate intrinsic value of $79,574; Mr. Gray would have received approximately $1,116,165 in cash, RSUs with an aggregate fair value of $243,581 and stock options with an aggregate intrinsic value of $79,574; and Mr. Lubin would have received approximately $1,109,163 in cash, RSUs with an aggregate fair value of $243,581 and stock options with an aggregate intrinsic value of $79,574.

Under AAMC’s employment arrangements with Mr. Lubin, in the event that his employment is terminated by AAMC without “cause,” he would receive severance benefits of six months’ base salary, which would be reimbursed by us. If Mr. Lubin’s employment is terminated for cause, his employment may be terminated without notice and with no liability to make any further payment to him, other than amounts accrued and unpaid as of the date of his termination.

In order to obtain the benefits provided under Mr. Lubin’s termination provisions, Mr. Lubin would first be required to execute a release of claims with AAMC that would include a waiver and release of any and all claims he may have against us. As of December 31, 2017, the separation payment Mr. Lubin would have received upon termination, other than for cause, based on a six-month separation payment, would have been $162,500, as well as six months of continued medical insurance benefits with a value of approximately $11,388. The Compensation Committee may, in its discretion revise, amend or add to the benefits of Mr. Lubin.

Pursuant to each of the NEO Equity Award Agreements, upon a termination of the executive’s service by Front Yard without cause or by the executive for good reason other than in connection with a change of control, a portion of the unvested options and RSUs shall immediately vest based on the product of (x) the total number of unvested options and RSUs and (y) a fraction, the numerator of which is the number of full calendar months elapsed from the date of grant or, if later, the most recent anniversary thereof, through the date of termination, and the denominator of which is the number of full calendar months from the date of grant, or, if later, the most recent anniversary thereof, through the third anniversary of the date of grant. The aggregate fair value of RSUs and the aggregate intrinsic value of stock options that would have vested upon termination without “cause” on December 31, 2017 would have been $219,109 and $60,667, respectively, for Mr. Ellison and $44,629 and $13,262, respectively, for each of Messrs. Lowe, Gray and Lubin. The aggregate fair value of RSUs that would have vested upon such a change in control event on December 31, 2017 would have been $24,177 for Mr. Dittrich.

Each of the NEO Equity Award Agreements also contains a “double trigger” change of control provision that could potentially result in an acceleration of vesting in the event of a change of control as defined in the NEO Equity Award Agreements. All unvested options and RSUs will fully vest upon a termination of service by Front Yard without cause or by the executive for “good reason,” as defined in the NEO Equity Award Agreements, on or within two years following a change of control. The aggregate fair value of RSUs and the aggregate intrinsic value of “in-the-money” stock options that would have vested upon such a change in control event on December 31, 2017 would have been $1,197,160 and $364,000, respectively, for Mr. Ellison and $243,581 and $79,574, respectively, for each of Messrs. Lowe, Gray and Lubin. The aggregate fair value of RSUs that would have vested upon such a change in control event on December 31, 2017 would have been $124,340 for Mr. Dittrich.

Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer is involved in the design and implementation of our executive compensation under the 2016 Equity Incentive Plan and is typically present at Compensation Committee meetings, except that the Chief Executive Officer is not present during any voting or deliberations on his equity compensation. In 2017, based on the analysis and recommendations of F.W. Cook, the Chief Executive Officer made recommendations to the Compensation Committee regarding proposed equity awards for our named executive officers (other than himself, whose award was proposed by the Compensation Committee). The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all awards under the 2016 Equity Incentive Plan. As noted above, Mr. Ellison was also involved with and recommended Mr. Lubin’s 2017 year-end incentive compensation for consideration and approval by the Compensation Committee.

Supplementary Compensation Disclosure

During 2017, compensation paid by AAMC to its employees who are our named executive officers, other than Mr. Lubin, totaled $2,636,539 in the aggregate, or approximately 15.2% of the management fees of $17,300,506 paid by us to AAMC. The current compensation package for AAMC’s named executive officers consists of base salary and annual incentive compensation. Of the $2,636,539 paid by AAMC to its employees who are our named executive officers, 54.5% or $1,436,539 was paid as base salary and 45.5% or $1,200,000 was paid in the form of annual incentive compensation.

Under AAMC’s annual incentive compensation plan, AAMC employees who are our named executive officers can earn cash awards as determined by the AAMC Compensation Committee. The AAMC Compensation Committee and AAMC management have the authority to establish incentive compensation award guidelines. Each named executive officer has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2017, 42-62% of total annual cash target compensation was payable to AAMC's named executive officers only upon achievement of certain minimum scorecard and individual performance levels.

The appropriate targeted percentage varies based upon the nature and scope of each named executive officer’s responsibilities.

AAMC’s annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. AAMC seeks to accomplish this by utilizing a balanced scorecard methodology that incorporates multiple financial and non-financial performance indicators developed through its annual strategic planning process. A corporate scorecard is approved annually by the AAMC Compensation Committee and/or the full AAMC board of directors and is utilized by the AAMC Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to AAMC employees who are our named executive officers.

For 2017, AAMC’s corporate scorecard was approved by AAMC’s Board of Directors in February 2017 based in part on the corporate goals that were most important to Front Yard as its primary client.

The corporate scorecard for 2017 for matters related to Front Yard and its performance are detailed below:

Goal/Strategic Initiative		Metric	Performance Goals for 2017 Fiscal Year	Performance Goal Achievement for 2017 Fiscal Year
1.	Maintain financing arrangements/ ensure adequate liquidity	Financing facilities and available liquidity for Front Yard are sufficient to support business objectives	Push out maturities of financing; fix interest rates where appropriate/beneficial; increased and/or stabilize funding capacity
77% of the Front Yard’s debt funding had a duration of over 3.9 years at December 31, 2017 compared to 46% at December 31, 2016, and 26% had fixed interest rates at December 31, 2017, compared to 11% at December 31, 2016

2.	Increase rental homes under management for Front Yard at appropriate yields	Increase number of homes in Front Yard’s rental portfolio. Maximize the number of purchased/rented homes based on market opportunities	Increase the size of Front Yard’s rental portfolio from 8,603 as of December 31, 2016 to above 10,000 rental homes at appropriate yields
Increased rental portfolio by 3,372 homes to approximately 12,000 rental homes, a 39% increase from December 31, 2016. Increased rental revenue by 155% over December 31, 2016 to $123.6 million as of December 31, 2017 at targeted yields

3.	Improve Front Yard’s stabilized rental home operating metrics	Continue to improve Front Yard’s operating metrics to be in line with or exceed single-family rental competitors	Achieve or exceed industry standard operating metrics for Stabilized Rental Net Operating Income (“Stabilized Rental NOI”) and Stabilized Rental NOI Margin	Achieved target Stabilized Rental Net Operating Income and Stabilized Rental NOI Margin
4.	Maintain appropriate capital markets flow	Continue to complete sales of non-rental assets to recycle liquidity and improve Front Yard’s purchasing power; complete and/or collapse securitizations as appropriate
Sell remaining mortgage loan portfolio; continue sales of non-rental real-estate owned (“REO”) properties to dispose of legacy assets and generate liquidity for purchases of stabilized single-family rental properties

Disposed of substantially all of the Company's mortgage loans, reducing the portfolio by 96% from 3,474 loans at December 31, 2016 to 111 loans as of December 31, 2017. Sold 1,710 legacy REO properties, reducing the portfolio of legacy REO properties by 75% from 1,930 properties at December 31, 2016 to 490 at December 31, 2017

5.	Individual performance - personal evaluation
Efforts to grow revenue and improve profitability, reduce costs, identify and prevent litigation, own and articulate vision, build corporate culture and morale, decision making, succession planning, diagnose problems and identify solutions, maintain effective processes
			Per individual	To be determined by Compensation Committee with recommendation of CEO

The components related to Front Yard in each scorecard are weighted based on relevance to Front Yard's ultimate performance and the achievement of its corporate strategy.

The scorecards are communicated to all incentive eligible employees by the employee’s immediate supervisor, which in the case of all of Front Yard's named executive officers other than Mr. Ellison is the Chief Executive

Officer. This incentive compensation structure is intended to align the goals of our incentive eligible employees with the overall success of AAMC and Front Yard, as AAMC' primary client, while establishing clear performance standards within their respective business or support units.

The 2017 personal scorecards for Mr. Ellison and each of Messrs. Lowe, Gray and Dittrich were based on the corporate scorecard goals set forth in the table above, separate AAMC corporate scorecard objectives and an evaluation of their individual performance and leadership as a whole. Each of the goals were weighed and applied by AAMC's Compensation Committee for each named executive officer in determining his performance against the goals on an overall basis, taking into consideration their individual performance and the industry compensation levels of the peers.

For our executives other than Mr. Ellison, Mr. Ellison presents performance appraisal scores to the Compensation Committee of AAMC and makes recommendations as to the incentive compensation for each such executive officer.

In determining to approve the bonus for Mr. Lubin, the Front Yard Compensation Committee considered the valuable and substantial contributions he had made to Front Yard in 2017, the importance to us of retaining and incentivizing him, and the analysis prepared by F.W. Cook comparing the compensation structure for Mr. Lubin to those of companies in the industry in which Front Yard competes.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our named executive officers for the 2017 and 2016 fiscal years. We paid no cash or equity compensation prior to 2016. As described under “Compensation Discussion and Analysis – Executive Compensation” above, under the AMA, AAMC is responsible for the salary, benefits and other compensation of its employees who provide services to us but is entitled to reimbursement for the salary, benefits and other compensation attributable to Front Yard’s dedicated General Counsel, Mr. Lubin. Accordingly, the Summary Compensation Table below includes the salary, non-equity incentive compensation and other compensation for Front Yard’s dedicated General Counsel only. The RSUs and stock options awarded to each of our named executive officers pursuant to the 2016 Equity Incentive Plan is disclosed in the Summary Compensation Table.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)		Non-Equity Incentive Compensation (1)	All Other Compensation (1)		Total
George G. Ellison, Chief Executive Officer	2017	$—	$1,700,006		$—	$—		$1,700,006
	2016	—	1,196,774	(3)	—	—		1,196,774
Robin N. Lowe, Chief Financial Officer	2017	—	350,003		—	—		350,003
	2016	—	249,998		—	—		249,998
Stephen H. Gray, Chief Administrative Officer and Senior Counsel	2017	—	350,003		—	—		350,003
	2016	—	249,998		—	—		249,998
Michael G. Lubin, General Counsel and Corporate Secretary	2017	308,231	350,003		250,000	26,525	(4)	934,759
	2016	288,462	249,998		200,000	16,190	(4)	754,650
Rene Dittrich Chief Accounting Officer	2017	—	149,921		—	—		149,921
__________________

(1)
We did not pay any cash or other compensation directly to any of our named executive officers. Mr. Lubin is paid by a subsidiary of AAMC, but his entire cash compensation and benefits are reimbursed by Front Yard.

(2)
Represents the grant date fair value of RSUs and the fair value of options to purchase our common stock calculated in accordance with FASB ASC Topic 718, which grants are subject to the vesting conditions described in “Business Relationships and Related Party Transactions – Equity Incentive Plan.”

(3)	On May 26, 2017, Mr. Ellison and the Company mutually agreed to the cancellation of 27,921 stock options with a grant date fair value of $53,216 that were granted to him on August 9, 2016.

(4)
Represents expenses reimbursed by Front Yard to AAMC relating to Mr. Lubin's employment in the Cayman Islands. The amount provided for 2017 includes $3,750 for Cayman Islands government-required pension benefits and $22,775 in medical insurance benefits. The amount provided for 2016 includes $3,799 for Cayman Islands government-required pension benefits and $12,391 in medical insurance benefits.

Grants of Plan-Based Awards

All grants of stock options and RSUs to our executive officers are made under the 2016 Equity Incentive Plan. The following table sets forth information concerning stock options and RSUs granted in the last fiscal year with respect to the named executive officers.

Name and Type of Award	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George G. Ellison
RSUs	5/26/2017	$—	$—	$—	—	59,441	—	—	—	$—	$850,006
Options	5/26/2017	—	—	—	—	267,857	—	—	—	14.30	850,000
Robin N. Lowe
RSUs	5/26/2017	—	—	—	—	12,238	—	—	—	—	175,003
Options	5/26/2017	—	—	—	—	55,147	—	—	—	14.30	175,000
Stephen H. Gray
RSUs	5/26/2017	—	—	—	—	12,238	—	—	—	—	175,003
Options	5/26/2017	—	—	—	—	55,147	—	—	—	14.30	175,000
Michael G. Lubin
RSUs	5/26/2017	—	—	—	—	12,238	—	—	—	—	175,003
Options	5/26/2017	—	—	—	—	55,147	—	—	—	14.30	175,000
Rene Dittrich
RSUs	5/26/2017	—	—	—	—	10,484	—	—	—	—	149,921
Options	—	—	—	—	—	—	—	—	—	—	—
______________

(1)
Front Yard does not have any non-equity incentive plans. Front Yard reimburses AAMC for annual incentive compensation paid to Mr. Lubin. Mr. Lubin has a targeted annual cash incentive award that is expressed as a percentage of his annual cash total compensation of 40% to 50%. Mr. Lubin's 2017 annual incentive compensation was $250,000.

(2)
Represents the grant date fair value of RSUs and the fair value of options to purchase our common stock calculated in accordance with FASB ASC Topic 718, which grants are subject to the vesting conditions described in “Business Relationships and Related Party Transactions – Equity Incentive Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of unexercised options and unvested RSUs granted to each of the persons named in the Summary Compensation Table in connection with the 2016 Equity Incentive Plan as of December 31, 2017:

	OPTION AWARDS						RESTRICTED STOCK AWARDS
(a)	(b)	(c)		(e)	(f)		(g)		(h)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
George G. Ellison	—	267,857		$14.30	5/26/24	(3)	59,441	(5)	$704,970
	100,000 (2)	200,000	(2)	10.04	8/9/2023	(4)	41,500	(6)	492,190
Robin N. Lowe	—	55,147		14.30	5/26/24	(3)	12,238	(5)	145,143
	21,861	43,722		10.04	8/9/2023	(4)	8,300	(6)	98,438
Stephen H. Gray	—	55,147		14.30	5/26/24	(3)	12,238	(5)	145,143
	21,861	43,722		10.04	8/9/2023	(4)	8,300	(6)	98,438
Michael G. Lubin	—	55,147		14.30	5/26/24	(3)	12,238	(5)	145,143
	21,861	43,722		10.04	8/9/2023	(4)	8,300	(6)	98,438
Rene Dittrich	—	—		—	—		10,484	(6)	124,340

______________

(1)	Market value was calculated by multiplying the number of shares in column (g) by $11.86, which was the closing price of Front Yard's common stock as quoted on NYSE on December 31, 2017.

(2)	On May 26, 2017, Mr. Ellison and the Company mutually agreed to the cancellation of 27,921 stock options that were granted to him on August 9, 2016.

(3)
The Performance Goal for the vesting of the stock options granted on August 9, 2016 was satisfied on February 15, 2017 being the date on which the sum of (a) the average price per share for the consecutive 20-trading-days ending on such date plus (b) the amount of all reinvested dividends, calculated on a per-share basis from the date of grant through such date, equaled or exceeded 125% of the price per share of $10.04 on the date of grant. The stock options will vest in three equal annual installments on August 9, 2017, August 9, 2018 and August 9, 2019, subject to acceleration or forfeiture.

(4)
The Performance Goal for stock options granted on May 26, 2017 has not yet been satisfied and will expire on May 26, 2021 if the Performance Goal is not satisfied. If the Performance Goal is satisfied, the options will vest at the later of (a) ratably on each of May 26, 2018, 2019 and 2020 or (b) the date of satisfaction of the Performance Goal.

(5)	The outstanding RSUs were granted on August 9, 2016 and will vest ratably on each of August 9, 2017, 2018 and 2019, subject to acceleration or forfeiture.

(6)	The outstanding RSUs were granted on May 26, 2017 and will vest ratably on each of May 26, 2018, 2019 and 2020, subject to acceleration or forfeiture.

Option Exercises

None of our named executive officers exercised any options during the year ended December 31, 2017.

Pay Ratio

Pay ratio disclosure under Item 402(u) has not been provided because the Company does not have any employees and all of our named executive officers are employed by our asset manager, AAMC.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board of Directors”) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
April 24, 2018    David B. Reiner, Chairman
Michael A. Eruzione, Director
Wade J. Henderson, Director

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)

As previously disclosed in the Company's Current Report on Form 8-K filed on May 25, 2017, pursuant to the approval of the Audit Committee of the Board of Directors, on May 19, 2017, the Company dismissed Deloitte & Touche LLP (“Deloitte”) and engaged Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The decision to dismiss Deloitte and engage Ernst & Young LLP was made as a result of a competitive bidding process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Deloitte's report on the consolidated financial statements of the Company as of and for year ended December 31, 2016 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal year ended December 31, 2016 and the subsequent interim period from January 1, 2017 through May 19, 2017, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures that, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports. During the fiscal year ended December 31, 2016, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2016 and the subsequent interim period through May 19, 2017, neither the Company nor anyone on its behalf consulted with EY regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

The Company provided Deloitte with a copy of the foregoing disclosures and requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agreed with such disclosures or, if not, stating the respects in which it does not agree. The Company has received the requested letter from Deloitte, and a copy of the letter is filed as Exhibit 16.1 to the Company's Current Report on Form 8-K filed on May 25, 2017.

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2018. The Audit Committee has further directed that such appointment be submitted for ratification by our stockholders at the Annual Meeting.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from our stockholders. To ratify the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2018, the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

Report of the Audit Committee

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) has:

•	Reviewed and discussed with management Front Yard’s audited financial statements as of and for the year ended December 31, 2017;

•	Discussed with Ernst & Young LLP, Front Yard’s independent registered public accounting firm, the matters required to be discussed under PCAOB standards; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Front Yard’s Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee:
April 24, 2018	David B. Reiner, Director
Rochelle R. Dobbs, Director

Ernst & Young LLP Fees

The following table shows the aggregate fees billed to Front Yard for professional services by Ernst & Young LLP with respect to our fiscal years ended December 31, 2017:

Category	Year ended December 31, 2017
Audit Fees	$855,000
Audit-Related Fees	—
Tax Fees	11,330
All Other Fees	—
Total	$866,330

Audit Fees. This category includes the aggregate fees and expenses billed for professional services rendered for the audit of Front Yard’s consolidated financial statements for the fiscal years ended December 31, 2017, for the reviews of the financial statements included in Front Yard’s quarterly reports on Form 10-Q during fiscal year 2017, for the audit of our internal control over financial reporting for the year ended December 31, 2017 and for services that are normally provided by the independent registered public accounting firm and affiliates in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes the aggregate fees billed for audit-related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees.” We did not incur any such Audit-Related Fees for the year ended December 31, 2017.

Tax Fees. This category includes the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance and tax planning, including related to the Company’s compliance with REIT requirements.

All Other Fees. This category would include the aggregate fees billed for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” We did not incur any such other fees for the year ended December 31, 2017.

The Audit Committee considered the fees paid to Ernst & Young LLP for the fiscal year ended December 31, 2017 and determined that the services and fees are compatible with the independence of Ernst & Young LLP.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and (unless the de minimus exception of applicable law permits) non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. For the fiscal year ended December 31, 2017, all fees associated with the independent registered public accounting firm’s services were pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members and has so delegated pre-approval authority to the Chairman of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
“SAY-ON-PAY”
(Proposal Three)

As required by Section 14A of the Exchange Act and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosure under “Compensation Discussion and Analysis” and other narrative and tabular executive compensation disclosure in this Proxy Statement as required by SEC rules.

At the 2017 Annual Meeting of Stockholders, our stockholders were given an opportunity to provide feedback through an advisory vote on executive compensation. Approximately 97.6% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee took into account these results as well as feedback received from stockholders during the course of 2017 when making the decisions described in this Compensation Discussion and Analysis. The Company intends to hold an advisory vote on executive compensation annually.

Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our named executive officers.

Accordingly, the following advisory and non-binding resolution will be presented to our stockholders at the 2018 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures, and any related material disclosed in this Proxy Statement.”

Although this approval is advisory and non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

OUR BOARD OF DIRECTORS UNANIMOSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each Director nominee for election as Director and named executive officer of Front Yard;

•	all Directors and executive officers of Front Yard as a group; and

•	all persons known by Front Yard to own beneficially 5% or more of the outstanding common stock.

The table is based upon information supplied to us by Directors, nominees, executive officers and principal stockholders and filings under the Exchange Act and is based on an aggregate of 53,465,035 shares of our common stock issued and outstanding as of April 18, 2018. Unless otherwise indicated, the address of all persons below is:
c/o Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

Shares Beneficially Owned as of April 18, 2018

Name of Beneficial Owner:	Amount	Percent
Vanguard Group (1)	7,720,143	14.4%
FMR LLC (2)	5,834,716	10.9%
Putnam Investments LLC (3)	5,756,954	10.8%
Altisource Portfolio Solutions S.A. (4)	4,144,402	7.8%
BlackRock, Inc. (5)	3,694,542	6.9%
Vanguard Specialized Funds – Vanguard REIT Index Fund (6)	3,414,033	6.4%
Brown Advisory Incorporated (7)	2,895,100	5.4%
Deer Park Road Management Company, L.P. (8)	2,685,039	5.0%

Directors, Nominee and Named Executive Officers:	Amount	Percent
Rochelle R. Dobbs (9)	—	—
George G. Ellison (10)	335,564	*
Michael A. Eruzione (11)	8,671	*
Wade J. Henderson (12)	—	—
George W. McDowell (13)	8,516	*
David B. Reiner (11)	19,401	*
Robin N. Lowe (14)	37,090	*
Stephen H. Gray (14)	30,090	*
Michael G. Lubin (14)	30,090	*
Rene Dittrich (15)	3,497	*
All Directors and Executive Officers as a Group (10 persons) (16)	472,919	*
__________

*	Less than 1%

(1)
Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2018 by Vanguard Group (“Vanguard”). Includes 54,031 shares as to which sole voting power is claimed, 2,500 shares as to which shared voting power is claimed, 7,666,512 shares as to which sole dispositive power is claimed and 53,631 shares as to which shared dispositive power is claimed. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
Based on information contained in a Schedule 13G/A filed jointly with the SEC on February 13, 2018 by FMR LLC and Abigail P. Johnson (collectively, “FMR”). Includes 278,300 shares as to which sole voting power is claimed, 5,834,716 shares as to which sole dispositive power is claimed, and zero shares as to which shared voting power and shared dispositive power is claimed. FMR’s address is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Based on information contained in a Schedule 13G/A jointly filed with the SEC on February 7, 2018 by Putnam Investments, LLC, Putnam Investment Management, LLC, the Putnam Advisory Company, LLC and Putnam Capital Spectrum Fund (collectively, “Putnam”). Includes zero shares as to which sole voting power, sole dispositive power and shared dispositive power is claimed and 5,756,954 shares as to which sole dispositive power is claimed. Putnam’s address is One Post Office Square, Boston, Massachusetts 02109.

(4)
Based on information contained in a Schedule 13D/A jointly filed with the SEC on May 11, 2016 by Altisource Portfolio Solutions S.A. and William B. Shepro (collectively, “ASPS”). Includes 4,144,402 shares as to which both sole voting power and sole dispositive power is claimed and 174,860 shares as to which shared voting and shared dispositive power is claimed. ASPS’s address is 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg.

(5)
Based on information contained in a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock, Inc. (“BlackRock”). Includes 3,575,380 shares as to which sole voting power is claimed, 3,694,542 shares as to which sole dispositive power is claimed and zero shares as to which shared voting and shared dispositive power is claimed. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(6)
Based on information contained in a Schedule 13G filed with the SEC on February 2, 2018 by Vanguard Specialized Funds - Vanguard REIT Index Fund (“Vanguard REIT Index Fund”). Includes 3,414,033 shares as to which sole voting power is claimed and zero shares as to which sole dispositive power, shared voting power and shared dispositive power is claimed. Vanguard REIT Index Fund's address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Based on information contained in a Schedule 13G/A jointly filed with the SEC on February 9, 2018 by Brown Advisory Incorporated (“BA, Inc.”), Brown Investment Advisory & Trust Company (“BIATC”) and Brown Advisory LLC (“BA LLC”). Includes 2,878,210 shares as to which sole voting power is claimed by BA Inc., 30,217 shares as to which sole voting power is claimed by BIATC and 2,847,993 shares as to which sole voting power is claimed by BA LLC. Further includes 2,895,100 shares as to which sole dispositive power is claimed by BA Inc., 31,444 shares as to which sole dispositive power is claimed by BIATC and 2,863,656 shares as to which sole dispositive power is claimed by BA LLC. The address for each of BA, Inc., BIATC and BA LLC is 901 South Bond Street, Ste. 400, Baltimore, MD 21231.

(8)
Based on information contained in a Schedule 13G jointly filed with the SEC on February 14, 2018 by Deer Park Road Management Company, LP (“Deer Park”), Deer Park Road Management GP, LLC (“DPRM”), Deer Park Road Corporation (“DPRC”), Michael David Craig-Scheckman (“Mr. Craig-Scheckman”), AgateCreek LLC (“AgateCreek”) and Scott Edward Burg (“Mr. Burg”). Includes 2,685,039 shares as to which shared voting power and shared dispositive power is claimed and zero share as to which sole voting power and sole dispositive power is claimed by each of Deer Park, DPRM, DPRC, Mr. Craig-Scheckman, AgateCreek and Mr. Burg. The address of the principal business officer for each of Deer Park, DPRM, DPRC, Mr. Craig-Scheckman, AgateCreek and Mr. Burg is 1195 Bangtail Way, Steamboat Springs, Colorado 80487.

(9)
Excludes 2,397 RSUs granted on April 24, 2017 that have vested and 4,196 RSUs granted on May 26, 2017 that will vest within 60 days after April 18, 2018. Receipt of such shares is deferred until the third anniversary of the grant date, and none of such shares have voting rights until the deferral period expires.

(10)
Includes options to purchase 100,000 shares of common stock that have vested but have not yet been exercised and 19,814 RSUs that vest on May 26, 2018. Does not include 81,127 RSUs or options to purchase 467,857 shares of common stock of the Company, none of which vest or become exercisable within 60 days after April 18, 2018.

(11)
For each of Messrs. Eruzione and Reiner, excludes 6,630 RSUs granted on July 11, 2016 that have vested and 4,196 RSUs granted on May 26, 2017 that will vest within 60 days after April 18, 2018. Receipt of such shares is deferred until the third anniversary of the grant date, and none of such shares have voting rights until the deferral period expires.

(12)
Excludes 350 RSUs granted on April 24, 2017 that have vested and 4,196 RSUs granted on May 26, 2017 that will vest within 60 days after April 18, 2018. Receipt of such shares is deferred until the third anniversary of the grant date, and none of such shares have voting rights until the deferral period expires.

(13)
Excludes 739 RSUs granted on April 6, 2018 that will vest within 60 days after April 18, 2018. Receipt of such shares is deferred until the third anniversary of the grant date, and none of such shares have voting rights until the deferral period expires.

(14)
For each of Messrs. Lowe, Gray and Lubin, includes options to purchase 21,861 shares of common stock that have vested but have not yet been exercised and 4,150 RSUs that vest on May 26, 2018. Does not include 16,459 RSUs or options to purchase 98,869 shares of common stock of the Company, none of which vest or become exercisable within 60 days after April 18, 2018.

(15)	Includes 3,497 RSUs that vest on May 26, 2018. Does not include 6,987 RSUs, none of which vest within 60 days after April 18, 2018.

(16)
Excludes an aggregate of 137,491 RSUs or options to purchase 764,464 shares of common stock of the Company, none of which vest or become exercisable within 60 days after April 18, 2018. Also excludes 37,726 RSUs for which issuance of shares of common stock is deferred until the third anniversary of the grant date.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders:
2012 Conversion Option Plan	81,721	$2.89	—
2012 Special Conversion Option Plan	36,943	1.10	—
2016 Equity Incentive Plan	1,653,735	12.00	1,318,524

Equity Compensation Plans Not Approved by Security Holders:
None	—	—	—
Total	1,772,399	$11.35	1,318,524

The options provided in the table above represent the only options to purchase our common stock that have been granted by the Company. Such options were granted to (i) the holders of options of Altisource Portfolio Solutions S.A. (“ASPS”) under the 2012 Conversion Option Plan and the 2012 Special Conversion Plan in connection with the Company's separation from ASPS and (ii) to certain employees of AAMC under the 2016 Equity Incentive Plan. In August 2016 and May 2017, the Company granted 695,187 and 567,227 stock options, respectively, to certain employees of AAMC under the 2016 Equity Incentive Plan. On May 26, 2017, Mr. Ellison and the Company mutually agreed to the cancellation of 27,921 stock options that were granted to him on August 9, 2016.

The Company issued an aggregate of 12,090, 7,644 and 10,531 shares of our common stock to our Directors pursuant to our 2013 Director Equity Plan in May 2014, May 2015 and June 2016, respectively, upon the vesting of RSUs granted in connection with their service on our Board of Directors for the respective service periods. In May 2017, 22,637 RSUs vested with respect to the Board of Directors' 2016-2017 service period, but issuance of the shares of common stock are deferred the earlier of the third anniversary of the grant of the RSUs or the applicable Director’s separation from the Board of Directors. On March 26, 2018, Mr. Wall resigned from the Board of Directors; therefore, the Company issued 6,630 shares of common stock to him related to his service for the 2016-2017 service period. In addition, Mr. Wall will receive 3,495 shares of common stock related to the vesting of RSUs for his partial year of service until March 26, 2018. The Company also expects to issue 20,980 shares of common stock in May 2018 in relation to Director RSUs that will vest at the 2018 Annual Meeting.

In addition, the Company granted an aggregate of 247,008 and 247,906 RSUs to certain employees of AAMC in August 2016 and May 2017, respectively, under the 2016 Equity Incentive Plan. During August 2017, we issued 78,850 shares of common stock in connection with the vesting of RSUs granted in August 2016.

Except as described above, the Company has not granted any additional options, restricted stock awards, restricted stock units or any other securities convertible or exercisable into shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the Company’s review of Section 16(a) reports and related written representations, the Company believes that all of the Company’s reporting persons complied with their Section 16(a) filing requirements in 2017.

Ownership of Stock

In 2016, the Board of Directors adopted stock ownership guidelines for Directors, which are described more fully in “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE – Director Stock Ownership Guidelines.” We do not currently have formal stock ownership requirements for our executive officers.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

The Board of Directors has adopted policies and procedures for the review, approval and monitoring of transactions involving Front Yard and related persons (Directors, nominees for election as Director and executive officers or their immediate family members or stockholders owning 5% or greater of the Company’s outstanding stock or their immediate family members) within our written Code of Business Conduct and Ethics, which is available at www.frontyardresidential.com. The policies and procedures are not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules as the policies and procedures broadly cover any situation in which a conflict of interest may arise.

Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s General Counsel who, in consultation with management and the Audit Committee chairman and with outside counsel, as appropriate, must assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel will notify the Chairman of the Audit Committee if any such situation requires notice to or approval of the Audit Committee of the Board of Directors.

Related persons are required to obtain the approval of the Audit Committee of the Board of Directors for any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including, but not limited to, (i) whether the transaction is in the best interests of Front Yard; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Front Yard.

Relationship with AAMC

Asset Management Agreement with AAMC

On March 31, 2015, we entered into our current asset management agreement (the “AMA”) with AAMC. The AMA, which became effective on April 1, 2015, provides for the following management fee structure:

•
Base Management Fee. AAMC is entitled to a quarterly Base Management Fee equal to 1.5% of the product of (i) our average invested capital (as defined in the AMA) for the quarter multiplied by (ii) 0.25, while we have fewer than 2,500 single-family rental properties actually rented (“Rental Properties”). The Base Management Fee percentage increases to 1.75% of invested capital while we have between 2,500 and 4,499 Rental Properties and increases to 2.0% of invested capital while we have 4,500 or more Rental Properties;

•
Incentive Management Fee. AAMC is entitled to a quarterly Incentive Management Fee equal to 20% of the amount by which our return on invested capital (based on AFFO defined as our net income attributable to holders of common stock calculated in accordance with GAAP plus real estate depreciation expense minus recurring capital expenditures on all of our real estate assets owned) exceeds an annual hurdle return rate of between 7.0% and 8.25% (or 1.75% and 2.06% per quarter), depending on the 10-year treasury rate. The Incentive Management Fee increases to 22.5% while we have between 2,500 and 4,499 Rental Properties and increases to 25% while we have 4,500 or more Rental Properties; and

•	Conversion Fee. AAMC is entitled to a quarterly conversion fee equal to 1.5% of the market value of the single-family properties leased by us for the first time during the quarter.

Because we have more than 4,500 Rental Properties, AAMC is entitled to receive a base management fee of 2.0% of our invested capital and a potential incentive management fee percentage of 25% of the amount by which we exceed our then-required return on invested capital threshold. We have the flexibility to pay up to 25% of the incentive management fee to AAMC in shares of our common stock.

Under the AMA, we reimburse AAMC for the compensation and benefits of the General Counsel dedicated to us and certain other out-of-pocket expenses incurred by AAMC on our behalf.

The AMA requires that AAMC continue to serve as our exclusive asset manager for an initial term of 15 years from April 1, 2015, with two potential five-year extensions, subject to our achieving an average annual return on invested capital during the initial term of at least 7.0%.

No incentive management fee under the AMA was payable to AAMC during 2017 because our return on invested capital (as defined in the AMA) was below the cumulative required hurdle rate.

Neither party is entitled to terminate the AMA prior to the end of the initial term, or each renewal term, other than termination by (a) us and/or AAMC “for cause” for certain events such as a material breach of the AMA and failure to cure such breach, (b) us for certain other reasons such as our failure to achieve a return on invested capital of at least 7.0% for two consecutive fiscal years after the third anniversary of the AMA and (c) us in connection with certain change of control events.

Agreements with ASPS

We have engaged ASPS to provide services for us as detailed below. If for any reason ASPS is unable to perform the services described under these agreements at the level and/or the cost that we anticipate, alternate service providers in addition to Main Street Renewal, LLC (“MSR”) may not be readily available on favorable terms, or at all, which could adversely affect our performance. ASPS's failure to perform the services under these agreements with AAMC or us could have a material adverse effect on us.

Master services agreement

Under the master services agreement (the “Master Services Agreement”) between Altisource Solutions S.à r.l. (“Altisource Solutions”), a wholly owned subsidiary of ASPS, and us, dated December 21, 2012, Altisource Solutions is the exclusive provider of property management, leasing, renovation management and valuation services associated with a substantial number of the single-family properties in our portfolio and certain real estate owned upon conversion of sub-performing or non-performing residential mortgage loans that we previously acquired. The agreement provides for an initial term of 15 years, which term will automatically renew for successive two-year terms unless either party sends a notice of non-renewal to the other party at least nine months before the completion of the initial or renewal term, as applicable. AAMC works directly with our Altisource Solutions' vendor management teams and internal maintenance and repair professionals on our behalf. AAMC’s construction and vendor management team also often interfaces with the general contractors and vendors themselves to maintain relationships with the vendor networks. Through AAMC’s team, we coordinate with Altisource Solutions and their vendor networks to establish a collective approach to the renovation management, maintenance, repair and materials supply chain in an effort to create a unified look and feel for our single-family rental properties.

The total fees incurred by us under this agreement will be dependent upon the property management, leasing and renovation management services required on an asset-specific basis and will vary significantly based upon the location and condition of the asset as well as current market conditions and tenant turnover.

In the event the AMA with AAMC is terminated without cause by us, the Master Services Agreement with ASPS may be terminated at ASPS's sole discretion.

Amendment and Waiver Agreement with ASPS

In connection with our acquisition of 4,262 single-family rental properties from investment funds sponsored by Amherst Holdings, LLC (the “HOME SFR Transaction”) and to enable MSR to be property manager for the acquired properties, we and Altisource Solutions entered into an Amendment and Waiver Agreement (the “Amendment and Waiver Agreement”) to amend the Master Services Agreement. Pursuant to the Amendment and Waiver Agreement, we obtained a waiver of the exclusivity requirements under the Master Service Agreement for the acquired properties. Additionally, the Amendment and Waiver Agreement permits us to utilize the property management services of MSR in connection with certain additional properties if we acquire such additional properties from an entity affiliated with Amherst Holdings, LLC in one or more transactions prior to an agreed-upon date. The Amendment and Waiver Agreement also amended the Master Services Agreement to require us or any surviving entity to pay a $60 million liquidation fee to Altisource Solutions if (i) we sell, liquidate or dispose of 50% or more of our single family rental portfolio managed by Altisource Solutions over a rolling eighteen (18) month period without using the proceeds of such sales, liquidations or disposals to purchase additional single family rental assets or if (ii) the surviving entity in a change of control does not assume the Master Services Agreement with Altisource Solutions as property manager. The liquidation fee will not be required to be paid if we or any surviving entity terminate the Master Services Agreement as a result of a material breach of the Master Services Agreement by Altisource Solutions, for Altisource Solutions’ failure to meet certain specified performance standards or for certain other customary reasons.

Support services agreement

Under the support services agreement, ASPS may provide services to us in such areas as human resources, vendor management operations, corporate services, risk management, quality assurance, consumer psychology, treasury, finance and accounting, legal, tax, compliance and other support services where we may need assistance and support. The support services agreement provides generally that ASPS will undertake to provide the support services in a manner generally consistent with the manner and level of care with which such service, if any, was performed or provided prior to our separation from ASPS. The support services agreement extended for two years after the separation and automatically renews every year thereafter but may be terminated earlier under certain circumstances, including a default. The fees for all support services provided pursuant to the support services agreement are based on the fully allocated cost of providing the service. “Fully allocated cost” means the all-in cost of providing such service, including direct charges and allocable amounts reflecting compensation and benefits, technology expenses, occupancy and equipment expense and third party payments (but not taxes incurred in connection therewith).

The total fees incurred by us under this agreement are dependent upon our business activity and the level of services required in connection therewith. In the event the AMA with AAMC expires or is terminated, the support services agreement will terminate within 30 days.

Separation Stock Option Plans

In connection with our separation from ASPS in December 2012, we adopted the 2012 Conversion Option Plan and the 2012 Special Option Plan. In the separation transaction, we issued options to purchase 809,240 shares of our common stock with a weighted average exercise price of $2.33 per share on December 31, 2012 under the Conversion Option Plan to ASPS employees holding ASPS stock options immediately prior to the separation. We also issued options to purchase 210,184 shares of our common stock with a weighted average exercise price of $1.15 per share at December 31, 2012 under the Special Option Plan to non-employee holders of ASPS stock options receiving shares in the separation. Because the options were granted as part of the separation to holders of ASPS stock options, no share-based compensation related to these options is included in our consolidated financial statements appearing in our Annual Report on Form 10-K. No additional shares of common stock are issuable under either the 2012 Conversion Option Plan or the 2012 Special Conversion Option Plan.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder desires to have included in our proxy materials, pursuant to SEC Rule 14a-8, relating to our Annual Meeting of Stockholders for next year, which is expected to be held on or about May 21, 2019, must be received not later than December 21, 2018. A proposal must comply with Rule 14a-8 and the SEC’s proxy rules. In accordance with Rule 14a-8, this deadline could change if next year’s Annual Meeting date is sooner or later.

Outside of SEC Rule 14a-8, Front Yard’s current Bylaws prescribe procedures that a stockholder must follow if the stockholder intends, at an Annual Meeting of Stockholders, to nominate individuals for election to the Board of Directors or to propose other business to be considered by stockholders at an Annual Meeting of Stockholders. These procedures require, among other things, that the stockholder give timely notice to our Corporate Secretary of the nomination or other proposed business, that the notice contain specified information and that the stockholder comply with certain other requirements. Generally, a stockholder’s notice in order to be timely must be delivered in writing to our Corporate Secretary, at the address below, not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s Annual Meeting. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in the Bylaws, we may disregard such nomination or proposal. Accordingly, if a stockholder intends, at the 2018 Annual Meeting of Stockholders, to nominate a person for election to the Board or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Corporate Secretary not earlier than November 21, 2018 nor later than 5:00 p.m., Eastern Time, on December 21, 2018, and comply with the requirements of the current Bylaws and applicable law. This deadline could change under certain circumstances specified in the current Bylaws.

Stockholder proposals and director nominations for the 2019 Annual Meeting of Stockholders should be directed to our Corporate Secretary at c/o Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

ANNUAL REPORTS

A copy of our Annual Report on Form 10-K for the year ended December 31, 2017 was made available to stockholders on March 1, 2018. The annual report can be found on our website www.frontyardresidential.com under “Investors – Financial Information.”

We will furnish, without charge, to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the close of business on the record date for the meeting, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Front Yard Residential Corporation, c/o Investor Relations at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

OTHER MATTERS

Proxies may be solicited on behalf of the Board of Directors by mail or electronic means. Additionally, we may hire a proxy solicitor to help reach the quorum requirement. If we do so, we will pay a reasonable fee in relation to these services.

Copies of the annual report for 2017 and this Proxy Statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) “FOR ALL” of the nominees for Director, (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 and (3) “FOR” the proposal on “Say-on-Pay.” Should any matter not described above be properly presented at the Annual Meeting, each proxy received will be voted in accordance with the discretion of the persons appointed as proxies.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2017 annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one (1) or more of the stockholders. Stockholders at an address to which a single copy of this proxy statement and our 2017 annual report was sent may request a separate copy by contacting Investor Relations at Front Yard Residential Corporation, c/o Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820, or by calling our Secretary at (770) 383-4986. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

It is important that proxies be returned promptly. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the contact listed below:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll free at (888) 750-5834
Banks and Brokers may call collect at (212) 750-5833

FRONT YARD RESIDENTIAL CORPORATION
c/o Altisource Asset Management Corporation
5100 TAMARIND REEF
CHRSTIANSTED, VI 00820

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/21/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/21/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR ALL of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01. David B. Reiner 02. Rochelle R. Dobbs 03. George G. Ellison 04. Michael A. Eruzione 05. Wade J. Henderson
06. George W. McDowell

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
2	An advisory "Say-on-Pay" vote on executive compensation.	☐	☐	☐
3	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000380775_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

FRONT YARD RESIDENTIAL CORPORATION
Annual Meeting of Shareholders
May 22, 2018 8:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) George G. Ellison and Robin N. Lowe, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FRONT YARD RESIDENTIAL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM Atlantic Standard Time on May 22, 2018 at the Buccaneer Hotel, 5007 Estate Shoys, Christiansted, USVI 00820.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000380775_2 R1.0.1.17